Exhibit 99.1

Jerrick Announces Second Quarter 2020 Results, Effectuates Reverse Stock Split

FORT LEE, N.J., Aug. 17, 2020 /PRNewswire/ -- Jerrick Media Holdings, Inc. (OTCQB: JMDA) (the “Company” or “Jerrick”) announced financial results for the quarter ending June 30, 2020, including a substantial increase in revenues year over year and a 10% increase from the previous quarter.

Revenue was $322,540 for the three months ended June 30, 2020. The increase in revenue is primarily attributable to the launch and steady growth of Vocal+ paid subscribers and the rising price points for Vocal for Brands campaigns. The Vocal+ premium subscription represents a highly scalable revenue stream due to the direct correlation between the number of Vocal+ members and the costs to acquire and retain creators on Vocal. As the number of paid Vocal+ subscribers grows, creator acquisition costs can be expected to decline for both the Freemium and Vocal+ paid tier. In this way, Vocal+ can fuel the Company’s revenue growth as well as increased margins.

Commented Jerrick CEO Jeremy Frommer, “We believe that Vocal will grow to approximately 10,000 Vocal+ paid subscribers and 750,000 Freemium members by the end of 2021. Our 2021 development roadmap for Vocal will work to support those objectives, with the implementation of features like referral fees to incentivize creators to help our efforts in expanding the Vocal platform.”

More details on the Company’s financial results for the second quarter can be found in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2020.

Board Appointments

Much of the Company’s efforts this quarter were focused on meeting its revenue targets, as well as meeting the regulatory milestones necessary for trading on the Nasdaq Capital Market. As part of these preparations, three new independent directors were elected by the Company’s stockholders to the board of directors: Mark Standish, who was also named the Company’s new Chairman of the Board, Laurie Weisberg, and Mark Patterson. Along with board appointments came the establishment of the Audit, Compensation, and Nominating and Corporate Governance Committees to support the quality and integrity of Jerrick’s financial statements, risk assessment, and internal controls.

Reverse Stock Split Ahead of Uplisting

On August 17, 2020, at 8:30am Eastern Daylight the Company effectuated a 1-for-3 reverse stock split of the Company’s issued and outstanding shares of common stock (the “Reverse Split”).

The Company effected the Reverse Split with a view towards meeting the listing requirements of the Nasdaq Capital Market. The Company’s common stock will trade on a split-adjusted basis under the temporary symbol “JMDAD” on the OTCMarkets for 20 trading days, or until the completion of the Company’s anticipated listing with the Nasdaq Capital Market, at which point Jerrick plans to begin trading under a new stock symbol, “CRTD.”

The Reverse Split was approved by Jerrick’s shareholders at its annual stockholders’ meeting (the “Annual Meeting”) held on July 8, 2020. Additionally, the Company received stockholder approval at the Annual Meeting to change its name to “Creatd, Inc.,” which will be effectuated at a later date upon the Company’s receipt of listing approval from the Nasdaq Capital Market. As a result of the Reverse Split, every three shares of the Company’s issued and outstanding common stock will be converted into one share of issued and outstanding common stock. The number of authorized shares will remain unchanged.

No fractional shares will be issued in connection with the Reverse Split. Any fractional shares of common stock resulting from the Reverse Split will be rounded down to the nearest whole share. It is not necessary for stockholders to exchange their existing stock certificates for new stock certificates in connection with the reverse stock split. Stockholders who hold their shares in brokerage accounts are not required to take any action to exchange their shares.

There can be no assurance that the Company will satisfy other applicable requirements for listing its common stock on the Nasdaq Capital Market or that the Company’s application to uplist its common stock will be approved.

Safe Harbor Statement

Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statements speak only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including, but not limited to, our most recent Annual Report on Form 10-K.

About Jerrick

Jerrick Media Holdings, Inc. is the parent company and creator of the Vocal platform. The Company creates technology-based solutions to solve problems for the creative community. Through Vocal, Jerrick identifies and leverages opportunities within the digital platform and content monetization space. Since launching in 2016, Vocal has become home to over 600,000 content creators and brands of all shapes and sizes, attracting audiences across its network of wholly owned and operated communities.

Jerrick: https://jerrick.media

Jerrick IR: https://investors.jerrick.media

Vocal Platform: https://vocal.media

Investor Relations Contact: ir@jerrick.media